UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2025

NEXT-ChemX Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-56379	32-0446353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive, Summerlin South, 300, Las Vegas, NV	89135
(Address of Principal Executive Offices)	(Zip Code)

(725) 867-0789

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON	CHMX	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Filing of civil Complaints by filer NEXT-ChemX Corporation (Nevada) (the “Company”) against Sparkie Properties LLC, Glenn A. Little, and Empire Stock Transfer Inc.

On or about October 23, 2025, NEXT-ChemX Corporation, a Nevada corporation (the “Company”), a publicly traded company, filed suit against Sparkie Properties LLC, (“Sparkie”), Glenn A. Little (“Little”), Sparkie’s sole owner and manager, and Empire Stock Transfer Inc. (“Empire”), the transfer agent for the Company. On the same day, the Company also sued Sparkie for separate causes of action, discussed further herein. Both complaints were filed in Las Vegas in the District Court for Clark County, Nevada. In addition, NEXT-ChemX Corporation of Delaware, a private corporation which owns shares in NEXT-ChemX Corporation (Nevada), filed a separate complaint against Sparkie and Mr. Little in the Chancery Court of Delaware in New Castle County, Delaware, on or about October 22, 2025.

The triggering event that is the cause of this Form 8-K filing is deemed by management to be the service of process upon all defendants in the three lawsuits described herein. Although plaintiff NEXT-ChemX Corporation (Nevada) has not completed this required step of serving all defendants, the Company’s management considered the event of the lawsuits referenced and described herein to be of such material importance that a public filing noting and describing the lawsuits would be helpful to the Company’s shareholders in making possible decisions with respect to their investment in NEXT-ChemX Corporation (Nevada).

The verified complaint filed in the Court of Chancery in Delaware, filed on or about October 22, 2025 and served upon the corporate transfer agent for Sparkie in Dover, Delaware, sought the entry of an order declaring that a default judgment entered by the District Court for Midland County, Texas in favor of Sparkie Properties LLC and against NextMetals Limited (“NextMetals”) and Benton H Wilcoxon (“Wilcoxon”) be declared null and void because Sparkie’s and Little’s underlying Texas petition to collect an antecedent debt owed by NextMetals and partially guaranteed by Wilcoxon was never served with due process and was, therefore, not entitled to full faith and credit in Delaware. That complaint was given Civil Action Number 2025-1173-PAF.

The Delaware complaint also requested an order decreeing that 23,844,446 common shares, more or less, of common stock issued by NEXT-ChemX Corporation, a publicly traded Nevada corporation, to the Plaintiff when it was a closely held Texas corporation (now a corporation chartered in Delaware) by a Texas court in a Turn Over Order was null and void because said order was lacking in due process. The Delaware lawsuit further sought injunctive relief in the form of an order declaring that the Plaintiff, previously known as NEXT-ChemX Corporation of Texas (before moving its corporate status to Delaware) was and is the rightful owner of those Shares.

Almost simultaneously with the filing of the Delaware lawsuit, NEXT-ChemX Corporation of Nevada filed two lawsuits in the district court of Clark County, Nevada on October 23, 2025. The first of these, captioned NEXT-ChemX Corporation, a Nevada corporation, vs. Empire Stock Transfer Inc. (“Empire”) and Glenn A. Little, (“Little”), and assigned Case Number A-25-931193-C in Department 11, sought to recover compensatory and exemplary damages and other equitable relief and remedies available under Nevada common law as a result of Empire’s and Glenn Little’s joint tortious interference with NEXT-ChemX Corporation (Nevada)’s right of contract with its transfer agents and its rights of prospective economic advantage.

The lawsuit also sought to recover damages from both Empire and Little for corporate defamation and breach of Empire’s fiduciary duty as a transfer agent ostensibly representing NEXT-ChemX Corporation’s interests. Moreover, the Nevada public company also sued Little for making false and defamatory representations to the plaintiff’s transfer agents to the detriment of the Nevada plaintiff and for engaging in a civil conspiracy that interfered with and damaged NEXT-ChemX Corporation’s economic and contractual relationships.

The second lawsuit filed by NEXT-ChemX Corporation of Nevada named Sparkie Properties LLC as the sole defendant. That complaint was assigned Case Number A-25-931195-C. The lawsuit alleges that Sparkie unlawfully converted intangible personal property (shares in the public company Sparkie had no right to take) using specious claims and blatant misrepresentations of both the underlying facts and the law Sparkie had previously made to the Texas district court sitting in Midland, Texas.

The lawsuit also alleges that Sparkie’s management violated numerous laws and provisions of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) by filing inaccurate public records with the Commission, all in violation with federal and state securities laws promulgated by the SEC in reliance on the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Hence, Plaintiff NEXT-ChemX Corporation of Nevada seeks declaratory and injunctive relief from the Nevada state district court in Las Vegas.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2025	By:	/s/ J. Michael Johnson
	Name:	J. Michael Johnson
	Title:	President